Registration No. 333-

As filed with the Securities and Exchange Commission on November 4, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

CHS Inc.

(Exact name of registrant as specified in its charter)

Minnesota	41-0251095
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
(Address of registrant’s principal executive offices,
including zip code)

CHS INC. DEFERRED COMPENSATION PLAN
(Full title of the plan)

David Kastelic
Senior Vice President and General Counsel
CHS Inc.
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
(651) 355-3712
(Name, address and telephone number,
including area code, of agent for service)

Copies to:

R. Kirkland Cozine, Esq.
Charles C. Johnson, Esq.
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402-1498
(612) 340-2600
Facsimile: (612) 340-8738

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed maximum	maximum	Amount of
Title of securities	Amount to	offering price per	aggregate offering	registration
to be registered	be registered	obligation	price	fee
Deferred Compensation Obligations (1)	$55,000,000	100%	$55,000,000	$6,473.50 (2)

(1)	The Deferred Compensation Obligations are unsecured obligations of CHS Inc. to pay deferred compensation in the future in accordance with the terms of the CHS Inc. Deferred Compensation Plan.

(2)	On July 18, 2001, the Registrant filed with the Securities and Exchange Commission a registration statement on Form S-2 (No. 333-65364) for the registration of 50,000,000 shares of 8% Preferred Stock. By Post-Effective Amendment No. 1 to Form S-2 filed February 25, 2003, the Registrant terminated the offering pursuant to Registration Statement No. 333-65364. At the time of such termination, 40,545,126 shares of 8% Preferred Stock remained unsold and the amount of the filing fee associated with those unsold shares was $10,136.28. Pursuant to Rule 457(p) under the Securities Act, on November 26, 2003, the Registrant offset $1,051.70 of such unused filing fee against its filing of a registration statement on Form S-2 (No. 333-110810) for the registration of the offer and sale of shares of 8% Cumulative Redeemable Preferred Stock. After that offset, the amount of the filing fee associated with the unsold shares of 8% Preferred Stock that remained was $9,084.58. Pursuant to Rule 457(p) under the Securities Act, on December 6, 2004, the Registrant offset $2,534 of such unused filing fee against its filing of a registration statement on Form S-2 (No. 333-121029) for the registration of the offer and sale of shares of 8% Cumulative Redeemable Preferred Stock. After that offset, the amount of the filing fee associated with the unsold shares of 8% Preferred Stock that remained was $6,550.58. Pursuant to Rule 457(p) under Securities Act, on December 10, 2004, the Registrant offset $6,335 of such unused filing fee against its filing of a registration statement on Form S-8 (No. 333-121161) for the registration of the offer and sale of Deferred Compensation Obligations. After that offset, the amount of the filing fee associated with the unsold shares of 8% Preferred Stock that remained was $215.58. Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting $215.58 of such unused filing fee against the filing fee due in connection with this Registration Statement, resulting in a new net paid filing fee of $6,257.92.

PART II
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX
First Amendment of Deferred Compensation Plan
Share Option Plan Participants 2005 Plan Agreement and Election Form
Opinion/Consent of Dorsey & Whitney LLP
Consent of PricewaterhouseCoopers LLP
Consent of Deloitte & Touche LLP
Power of Attorney

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by CHS Inc. (“we,” “us” or “CHS”), are incorporated by reference in this registration statement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2004, as amended by our Form 10-K/A filed on August 15, 2005;

(b)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2004, February 28, 2005 and May 31, 2005; and

(c)	Our Current Reports on Form 8-K filed on September 22, 2004, December 14, 2004, December 15, 2004, December 17, 2004, May 4, 2005, May 16, 2005, June 1, 2005, June 8, 2005 and August 16, 2005.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

     The securities offered hereby are deferred compensation obligations of CHS Inc., which are being offered to eligible employees and directors of CHS and its participating affiliates under the CHS Inc. Deferred Compensation Plan (the “Plan”). The Plan permits participants to defer, in accordance with the terms of the Plan, base salary, bonuses and director fees (each a “Cash Deferral”).

     Specifically, this registration statement relates to the offer of Deferred Compensation Obligations under the Plan to participants in CHS’s Share Option Plan (the “SOP”) in connection with the amendment of the terms of outstanding options under the SOP and a related First Amendment of the Plan. Under the terms of these amendments:

•	on or before December 9, 2005, each participant in the SOP will have the right to exercise all or any portion of that participant’s vested options under the SOP; and

•	effective December 10, 2005, options under the SOP which are not exercised on or prior to December 9, 2005 will be converted into account balances under the Plan.

Any account balances credited from the SOP to the Plan will initially consist of two parts: the difference of the value of the securities underlying the relevant options less the exercises price and the exercise price of the relevant options (the “Exercise Price Credit”). The participant will not be entitled to payment of the Exercise Price Credit, but will have a right to deemed earnings, if any, which accrued on the portion of the account representing the Exercise Price Credit.

     The account balances described above will be credited with earnings and investment gains and losses by assuming that the amount was invested in one or more investment alternatives selected by the participant in accordance with the terms of the Plan, except that the Exercise Price Credit will be credited with earnings and investment gains and losses by assuming that the amount was invested in one or more investment alternatives selected by CHS. The deemed investment alternatives include various investment funds with different degrees of risk and a fixed interest alternative with the interest rate equal to the 10-year Treasury Note rate as of December 31 of the prior year, plus one percent. Participants may reallocate amounts among the various deemed investment alternatives up to twelve times each year. These deemed investment alternatives are merely measuring tools to determine the value of the participant’s account, and CHS is not required to invest any amounts as a result of these elections.

     The Plan is an unfunded plan, and CHS is not required to set aside any funds or otherwise provide any mechanism for paying the credited amounts at any time amounts are credited to a participant’s account. CHS’s obligations to make payments under the Plan are unsecured obligations of CHS and are subject to the claims of general creditors of CHS. These obligations will rank equally with other unsecured and unsubordinated indebtedness of CHS from time to time outstanding. All amounts payable to participants under the Plan are denominated in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan. Rights to payment under the Plan are not convertible into another security of CHS.

     At the time CHS created the SOP, it also created a non-qualified grantor trust of the type commonly known as a “rabbi trust.” Each time an option was granted under the SOP, CHS contributed an amount sufficient to purchase the investment or investments selected by the optionee to the trust and the trustee invested that amount in the relevant private investment company or companies. The assets of the trust will be available to pay CHS’s obligations with respect to account balances converted from the SOP (but not to pay any of CHS’s other obligations under the Plan). However, as a “rabbi trust,” the assets of the trust remain subject to the claims of general creditors of CHS in cases of insolvency and bankruptcy and no participant in the SOP has a priority claim on, security interest in or other superior right to those assets. As a result, notwithstanding the existence of the trust, CHS’s obligations with respect to account balances credited from the SOP to the Plan will constitute unsecured obligations of CHS that rank equally with its other unsecured and unsubordinated obligations. Moreover:

•	CHS has no on-going obligation to fund the trust and does not expect to do so in the future; and

•	CHS expects that the assets of the trust will be used to pay CHS’s obligations with respect to account balances credited from the SOP to the Plan as those obligations mature and, as a result, there can be no assurance that there will be assets remaining in the trust when any particular credited obligation matures.

     CHS reserves the right to amend the Plan prospectively at any time, including the right to terminate the Plan completely. No amendment will reduce a participant’s account balance as of the date of such amendment. In no event will CHS be responsible for any decline in a participants’ account balance as a result of the selection, discontinuation, addition, substitution, crediting or debiting of one or more investment alternatives.

     A participant’s rights or the rights of any other person to receive payment of deferred compensation obligations under the Plan may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the Plan.

     The foregoing summarizes the material terms and provisions of the deferred compensation obligations. It is not a complete legal description of the deferred compensation obligations, and is qualified in its entirety by reference to the Plan.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 308A.325 of the Minnesota cooperative law provides that a cooperative may eliminate or limit the personal liability of a director of a cooperative for breach of fiduciary duty as a director in the cooperative’s articles of incorporation, provided, however, that the articles may not limit the liability of a director for:

•	breach of the director’s duty of loyalty to the cooperative or its members;

•	acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of law;

•	a transaction from which the director derived an improper personal benefit; or

•	an act or omission occurring before the date when the provision in the articles eliminating or limiting liability becomes effective.

     Article IX of our Articles of Incorporation, as amended to date, eliminates or limits the personal liability of our directors to the greatest extent permitted under Minnesota law.

     Article VI of our Bylaws provides that we shall indemnify each person who is or was a director, officer, manager, employee, or agent of this cooperative, and any person serving at the request of this cooperative as a director, officer, manager, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred to the fullest extent to which such directors, officers, managers, employees or agents of an cooperative may be indemnified under Minnesota law, as amended from time to time.

     We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers CHS for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	CHS Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8, File No. 333-121161, filed December 10, 2004).

4.2	First Amendment of CHS Inc. Deferred Compensation Plan.

4.3	Share Option Plan Participants 2005 Plan Agreement and Election Form.

4.4	Beneficiary Designation Form for the CHS Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8, File No. 333-121161, filed December 10, 2004).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Inver Grove Heights, State of Minnesota, on the 4th day of November, 2005.

CHS INC.

By:	/s/ John Schmitz

John Schmitz
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 4th day of November, 2005.

Signature	Title

/s/ John D. Johnson	President and Chief Executive Officer
(principal executive officer)
John D. Johnson

/s/ John Schmitz	Executive Vice President and Chief Financial Officer
(principal financial officer)
John Schmitz

/s/ Jodell Heller	Vice President and Controller
(principal accounting officer)
Jodell Heller

*
Chairman of the Board of Directors
Michael Toelle

*
Director
Bruce Anderson

*
Director
Robert Bass

*
Director
David Bielenberg

*
Director
Dennis Carlson

Director
Curt Eischens

Signature	Title
*
Director
Robert Elliott

*
Director
Steve Fritel

*
Director
Robert Grabarski

*
Director
Jerry Hasnedl

*
Director
Glen Keppy

*
Director
James Kile

*
Director
Randy Knecht

*
Director
Michael Mulcahey

*
Director
Richard Owen

*
Director
Duane Stenzel

*
Director
Merlin Van Walleghen

*By:	/s/ John Schmitz

John Schmitz
Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description
4.1	CHS Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8, File No. 333-121161, filed December 10, 2004).

4.2	First Amendment of CHS Inc. Deferred Compensation Plan.

4.3	Share Option Plan Participants 2005 Plan Agreement and Election Form.

4.4	Beneficiary Designation Form for the CHS Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8, File No. 333-121161, filed December 10, 2004).

5.1	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney.